CONSULTING AGREEMENT

         THIS AGREEMENT (the "Agreement") is made this 10th day of June, 1999, but shall be effective as of the effective date of the Initial Public Offering of Bio-Aqua Systems, Inc.'s securities pursuant to a Registration Statement filed with the Securities and Exchange Commission on Form SB-2 (the "Effective Date") by and between BIO-AQUA SYSTEMS, INC. a Florida corporation (the "Company") and DAVID MAYER, an individual residing in Boca Raton, Florida (the "Consultant").

                                    RECITALS

         The Consultant provides professional business, corporate finance, and financial public relations, consulting and advisory services designed to inform interested parties as to the business products, management, marketing and financial potential of the Company;

         The Company desires to engage the Consultant to perform certain services on behalf of the Company and the Consultant desires to perform such services, as described more fully in this Agreement.

         NOW, THEREFORE, in consideration of the premises, the terms, covenants and conditions herein and other valuable consideration, the receipt, adequacy and sufficiency of which the parties hereto acknowledge, the parties hereto agree as follows:

          1. APPOINTMENT. The Company hereby appoints and retains the Consultant on the terms and conditions of this Agreement. The Consultant accepts such appointment and agrees to perform the services upon the terms and conditions of this Agreement.

          2. TERM. Except as otherwise terminated pursuant to Section 8 of this Agreement, the term of this Agreement shall begin on the date hereof and continue for a period of ten (10) years thereafter. This Agreement may be extended for additional twelve (12) month periods upon the mutual consent of the parties.

          3.      CONSULTING SERVICES.

                  (a) Consultant shall provide a general presence of the Company in the United States;

                  (b) Consultant shall provide interfacing on behalf of the Company with the brokerage community and individual investors;

                  (c) Consultant shall coordinate release of financial information and other information by means of press releases and other media concerning the Company;


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                  (d) Consultant shall coordinate the preparation and filing of
Form 10Q-SB, Form 10K-SB and related filings with the Securities and Exchange Commission;

                  (e) Consultant shall provide consulting services regarding future mergers and acquisitions and additional financings on behalf of the Company; and

                  (f) Consultant shall provide such additional services as may be mutually agreeable between the Company and the Consultant.

          4.      DUTIES OF THE COMPANY.

                  (a) The Company shall supply the Consultant, on a regular and timely basis, with all approved data and information about the Company, its management, its products and its operations, and the Company shall be responsible for advising the Consultant of any facts which would affect the accuracy of any prior data and information previously supplied to the Consultant so that the Consultant may take corrective action.

                  (b) The Company shall promptly supply the Consultant with: full and complete copies of all filings with all federal and state securities agencies; full and complete copies of all shareholder reports and communications, whether or not prepared with the Consultant's assistance; all data and information supplied to any analyst, broker-dealer, market maker or other member of the financial community; and all product/services brochures, sales materials, etc.

                  (c) The Company shall promptly notify the Consultant of the filing of any registration statement or private placement memorandum for the sale of securities and of any other event which imposes any restrictions on publicity.

                  (d) The Company shall contemporaneously notify the Consultant if any information or data being supplied to the Consultant has not been generally released or promulgated.

          5.      REPRESENTATION AND INDEMNIFICATION.

                  (a) The Company shall be deemed to make a continuing representation of the accuracy of any and all material facts, material information and data which it supplies to the Consultant and the Company acknowledges its awareness that the Consultant will rely on such continuing representation in disseminating such information and otherwise performing its public relations functions.

                  (b) The Consultant, in the absence of notice in writing from the Company, will rely on the continuing accuracy of material, information and data supplied by the Company.


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                  (c) The Company hereby agrees to indemnify the Consultant
against, and to hold the Consultant harmless from, any claims, demands, suits, loss, damages, etc. arising out of the Consultant's reliance upon the accuracy and continuing accuracy of such facts, material, information and data, unless the Consultant has been negligent in fulfilling his duties and obligations hereunder.

                  (d) The Company hereby agrees to indemnify the Consultant against, and to hold the Consultant harmless from, any claims, demands, suits, loss, damages, etc. arising out of the Consultant's reliance on the general availability of information supplied to the consultant and the Consultant's ability to promulgate such information, unless the Consultant has been negligent in fulfilling his duties and obligations hereunder.

                  (e) The Company hereby authorizes the Consultant to issue, in the Consultant's sole discretion, corrective, amendatory, supplemental or explanatory press releases, shareholder communications and reports, or data supplied to analysts, broker-dealers, market makers or other members of the financial community.

                  (f) The Company shall endeavor to appoint and nominate the Consultant to be a member of the Company's Board of Directors during the Term.

          6.      COMPENSATION.

                  (a) As the sole compensation for the services to be performed by the Consultant, the Consultant shall receive:

                           (i) an annual compensation of Thirty Thousand ($30,000) Dollars, payable semi-annually or as otherwise agreed upon;

                  (b) The Consultant shall not entitle to reimbursement by the Company of all telephone, mail (including courier) and facsimile charges as the Consultant may incur in performing service under this Agreement at the actual cost to the Consultant.

          7. RELATIONSHIP OF PARTIES. The Consultant is an independent contractor, responsible for compensation of its agents, employees and representatives, as well as all applicable withholding therefrom and taxes thereon (including unemployment compensation) and all workers' compensation insurance. This Agreement does not establish any partnership, joint venture, or other business entity or association between the parties, and neither party is intended to have any interest in the business or property of the other.

          8. TERMINATION. This Agreement may not be terminated by either party prior to the expiration of the term provided in Paragraph 2 above except as follows:

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                  (a) Upon failure of the other party to cure a material default under, or a breach of, this Agreement within thirty (30) days after written notice is given as to such breach by the terminating party; provided, however, that there shall be no termination if the defaulting party cures such default within such 30 day period or if such breach or default did not cause a material and continuing damage to the Company.

                  (b) Upon the bankruptcy or liquidation of the other party, whether voluntary or involuntary;

                  (c) Upon the other party taking the benefit of any insolvency law; and/or

                  (d) Upon the other party having or applying for a receiver appointed for all or a substantial part of such party's assets or business.

          9. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. The Consultant acknowledges that is the policy of the Company to maintain as secret and confidential all valuable information heretofore or hereafter acquired, developed or used by the Company in relation to its business, operations, employees and customers which may give the Company a competitive advantage in its industry (all such information is hereinafter referred to as "Confidential Information"). The parties recognize that, by reason of its duties, the Consultant may acquire Confidential Information. The Consultant recognizes that all such Confidential Information is the property of the Company. In consideration of the Company entering into this Agreement, the Consultant agrees that:

                  (a) it shall never, directly or indirectly, publicly disseminate or otherwise disclose any Confidential Information obtained during its engagement by the Company without the prior written consent of the Company, unless and until such information is otherwise known to the public generally or is not otherwise secret and confidential, it being understood that the obligation created by this subparagraph shall survive the termination of this Agreement; and

                  (b) during the term of its engagement by the Company, the Consultant shall exercise all due and diligent precautions to protect the integrity of any of the Company's documents embodying Confidential Information (which shall be marked "Confidential" by the Company prior to delivery to the Consultant and, if not so marked, shall not be deemed to embody Confidential Information), and upon termination of its engagement, it shall return all such documents (and copies thereof) in its possession or control.

         10. DISCLAIMER BY CONSULTANT. The Consultant makes no representation that (a) the price of the company's publicly-traded securities will increase,
(b) any person will purchase securities in the Company as a result of the contract, or (c) any investor will lend money to or invest in or with the Company.


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         11. NON-ASSIGNABILITY. The rights, obligations and benefits established by this Agreement shall not be assignable by either party hereto except with the consent of the other. This Agreement shall, however, be binding upon and shall inure to the benefit of the parties and their successors.

         12. COMPLIANCE AND GOVERNING LAW. The Consultant, together with his agents and associates, shall take all necessary, appropriate and reasonable steps to provide the services in accordance with both the securities laws of the United States and the several states, and pursuant to the rules and regulations promulgated thereunder. The terms and provisions of this Agreement shall be governed by and construed under the laws of the State of Florida.

         13. NOTICE. Notice hereunder shall be in writing and shall be deemed to have been given (a) at the time when deposited for mailing in a receptacle under the control of the United States Postal Service, by registered or certified mail, prepaid, return receipt requested, or (b) on the business day following deposit with a reputable overnight courier for overnight delivery; each addressed to the respective party at the address of such party first above written or at such other address as such party may fix by notice given pursuant to this paragraph.

         14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

         15. NO OTHER AGREEMENTS. This Agreement supersedes all prior understandings, written or orally given and constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof. No waiver, modification or termination of this Agreement shall be valid unless in writing signed by each of the parties hereto.

         IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.

                                     BIO-AQUA SYSTEMS, INC.

                                     By:/s/Max Rutman
                                        ------------------
                                           Max Rutman, CEO


                                     CONSULTANT

                                     By:/s/David Mayer
                                        ------------------
                                           David Mayer